Exhibit 3.44

CERTIFICATE OF FORMATION

OF

Albertsons Companies Specialty Pharmacy, LLC

1. The name of the limited liability company is Albertsons Companies Specialty Pharmacy, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Albertsons Companies Specialty Pharmacy, LLC this 28th day of December, 2016

/s/ Laura A. Donald
New Albertson’s, Inc., Sole Member
By Laura A. Donald, Group Vice President,
Corporate Law & Assistant Secretary

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Albertsons Companies Specialty Pharmacy, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Albertsons Companies Specialty Care, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8th day of February, A.D. 2017.

By:	/s/ Laura A. Donald
Authorized Person(s)

Name:	Laura A. Donald
Print or Type